Exhibit 10.22

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of January 1, 2006 (the “Effective Date”), by and between SGS INTERNATIONAL, INC., a Delaware corporation (“SGS”), and BENJAMIN F. HARMON, IV (“Employee”).

RECITALS:

A. SGS desires to retain the services of Employee under the terms and conditions set forth in this Agreement.

B. Employee desires to be employed by SGS under the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties agree as follows:

Section 1. Duties and Employment Terms

Employee shall serve as “Vice President, General Counsel and Secretary” of SGS.

The employment of Employee by SGS shall continue for a three-year term beginning on the Effective Date and ending on December 31, 2008 (such three-year term, together with any subsequent renewal thereof, being referred to as the “Employment Term”), unless terminated at an earlier date pursuant to Section 3. This Agreement will automatically renew for successive one-year periods, unless either SGS or Employee gives written notice to the other not less than 90 days before the end of the original Employment Term (or any subsequent renewal thereof, as the case may be).

During his employment by SGS as Vice President, General Counsel and Secretary, Employee shall serve as SGS’s chief legal officer. Employee shall perform all duties reasonably assigned or delegated to him from time to time by SGS consistent with and appropriate to his position and shall diligently perform all acts and services customarily associated with his position, devoting his full time, best efforts and attention to the advancement of SGS’s interests and business. Employee shall not be engaged in any other duties or pursuits which are inconsistent with the business of SGS or his duties hereunder.

Employee shall be employed in Richmond, Virginia.

Section 2. Compensation

(a) Base Salary. During the Employment Term, and subject to the provisions of Section 3, SGS shall pay to Employee an annual base salary of One Hundred Seventy-Five Thousand Dollars ($175,000.00). Salary shall be payable in accordance with SGS’s normal payroll practices, but no less frequently than monthly. SGS shall review Employee’s base salary annually for purposes of considering an increase in accordance with SGS’s salary administration policy as in effect for similarly situated senior management employees of SGS; provided, that such salary review shall not be deemed to entitle Employee to an increase in his base salary.

(b) Incentive Compensation. Employee shall be eligible to participate in any incentive and bonus plans and/or programs which are generally available to other similarly situated senior management employees.

(c) Benefits. During the Employment Period, and subject to the provisions of Section 3, Employee shall be entitled to such other benefits as are provided by SGS from time to time for other similarly situated senior management employees, including reimbursement of business expenses in accordance with applicable company policies. Employee shall be given credit for his prior years of service with Reynolds Metals Company and Alcoa Inc. for purposes of participation in, the level of benefits available under, vesting in benefits under, and all other purposes with respect to, the benefit plans and programs provided by SGS from time to time for other similarly situated senior management employees. In addition, SGS shall reimburse Employee for the costs of maintaining membership in the Virginia State Bar (together with the cost of membership in the Corporate Counsel section of the Virginia State Bar) and the Richmond Bar Association (together with the cost of membership in the Corporate Counsel section of the Richmond Bar Association) and the reasonable costs of satisfying applicable mandatory continuing legal education requirements.

Section 3. Termination

(a) Termination Events.

(i) Employee’s employment shall terminate automatically upon his death.

(ii) Employee’s employment shall terminate six months from the onset of total disability. For purposes of this Section, Employee shall be considered totally disabled if his physical or mental condition or both are medically such that he personally is unable to perform those duties he would otherwise be expected to continue to perform under this Agreement and his nonperformance of such duties can reasonably be expected to continue or does continue for not less than six months. The final decision on total disability hereunder shall be made by a qualified physician acceptable to both parties. In the event of a totally disabling condition, it is understood that while the employment relationship will continue for at least six months, the duties of Employee may be assumed by another or others.

(iii) SGS may terminate Employee’s employment for “Cause” upon written notice. A determination of Cause must be made in good faith by the Chief Executive Officer of SGS, or by his successors. As used herein, “Cause” shall mean (A) gross or willful misconduct; (B) willful and repeated failure to comply with the directives of SGS’s board of directors or Chief Executive Officer; (C) any criminal act or act of dishonesty or any act of fraud or misappropriation involving SGS or any of its subsidiaries; (D) any conviction or plea of guilty or nolo contendre to a felony or a crime involving dishonesty; (E) material breach of the material terms of any confidentiality, non-competition, non-solicitation or employment agreement between Employee and SGS or any of its subsidiaries; (F) acts of malfeasance or gross negligence in a matter of material importance to SGS or any of its subsidiaries; (G) the material failure to perform the duties and responsibilities of Employee’s position after written notice and a reasonable opportunity to cure (not to exceed 30 days); (H) grossly negligent conduct; or (I) activities materially damaging to SGS or any of its subsidiaries.

(iv) SGS may terminate Employee’s employment without cause, upon written notice.

(v) Employee may voluntarily terminate his employment during the Employment Term by giving a minimum of 30 days’ written notice to SGS. If Employee terminates his employment for “good reason” it will be deemed to be a termination by SGS without cause. “Good reason” means, after written notice by Employee to SGS and a reasonable opportunity for SGS to cure (not to exceed 30 days): (A) Employee’s base salary is not paid in full; (B) Employee’s target incentive payments are reduced; or (C) Employee’s job duties and responsibilities are materially diminished.

(b) Compensation following termination.

(i) If Employee’s employment is terminated for any reason, he shall be entitled to receive the employee benefits to which he is entitled under the terms of the relevant employee benefit plans in which he participates.

(ii) If Employee’s employment is terminated because of disability, Employee shall receive his normal compensation for the period of disability preceding termination of employment and then will be entitled to receive a pro rata portion of his bonus payments to the date of termination under any incentive and/or bonus plans or programs in which Employee participates.

(iii) If Employee is terminated, other than for cause or by death or disability, or if Employee terminates employment for good reason, he shall be entitled to (A) receive 100% of his base salary for a 12-month period thereafter; (B) receive a pro rata share of the estimated bonus for the year in which the termination occurs; and (C) continued participation in the employee welfare benefit plans for Employee and his dependents (other than disability and life insurance) for the remainder of the Employment Term.

(iv) If SGS notifies Employee that Employee’s employment under this Agreement will not be renewed for a subsequent period (for a reason other than termination for cause) and that Employee will not be permitted to continue his employment without an employment agreement following termination of this Agreement, Employee will be entitled to a lump sum payment of One Hundred Seventy-Five Thousand Dollars ($175,000) upon termination of this Agreement.

(v) If Employee is terminated for cause, dies or voluntarily terminates other than for good reason, he shall only be entitled to payment of earned and unpaid base salary to the date of termination and, in the case of death, payment of earned and unpaid incentive payments.

Section 4. Intellectual Property

(a) Inventions and Improvements. Employee shall promptly and fully disclose to SGS the following inventions and improvements conceived or made by Employee, either solely or jointly with others, at any time during his employment by SGS or within one year thereafter: (i) inventions and improvements conceived or made during working hours; or on SGS’ premises; or through the use of SGS’ equipment, supplies, or facilities; or in the course of work performed for SGS; or as a result of information received from SGS when it was not generally known to the public; or (ii) inventions and improvements relating to the business of SGS or any of its subsidiaries or affiliates. Such inventions and improvements and patent rights pertaining to them shall be the sole property of SGS. Employee shall assign them to SGS upon request. Employee shall execute all documents and do everything else necessary to assist SGS, at SGS’s expense, in patenting such inventions and improvements and enforcing such patents. This paragraph shall remain in effect after termination of Employee’s employment for any reason, including voluntary departure, for a period of twenty-four (24) months after termination of employment.

(b) Confidentiality. Employee shall hold in confidence and trust all confidential or proprietary business or technical information presently known or hereafter acquired or developed by Employee in connection with his employment by SGS (“Confidential Information”). Confidential Information includes, without limitation, trade secrets; know-how not generally known to the public; confidential or proprietary management methods, operating techniques, procedures and methods; designs; customer lists; employee lists; collection procedures; cost information; financial reports; business plans; terms of contracts to which SGS is a party; details of customer negotiations; and information received in confidence by SGS from others. Employee shall use Confidential Information only for SGS’ benefit. Employee shall take all reasonable precautions to ensure that Confidential Information is not disclosed to unauthorized persons or used in an unauthorized manner. Upon termination of employment for any reason, including voluntary departure, Employee shall not keep any documents or materials embodying or containing Confidential Information. The preceding sentence notwithstanding, Employee shall be permitted to retain copies of contracts and other documents as reasonably appropriate for an attorney’s “form file”; provided that the SGS-specific details of such contracts and other documents shall be considered Confidential Information subject to this paragraph. This paragraph shall remain in effect after termination of Employee’s employment for any reason, including voluntary departure. The foregoing provisions of this Section 4(b) shall not apply to information (a) which is in the public domain or independently received from a third party with a right to disclose such information and (b) to the extent that disclosure is required by law, provided that, if disclosure is so required, Employee shall promptly notify SGS so that SGS may seek appropriate legal or equitable relief.

Section 5. Non-competition and Non-solicitation

Employee agrees that for as long as he is employed by SGS and, subject to the next sentence, for a period of 12 months after termination of this Agreement (the “12-Month Post-Termination Period”) he shall not directly or indirectly, for his benefit or with any person, firm, or corporation whatsoever, other than SGS, own, manage, operate, control, provide consulting services to, be employed by or participate in the ownership, management, operation, or control of, or be connected in any manner with, any business of the type and character engaged in and competitive with that conducted by SGS in the geographic and product market areas of SGS. Employee’s obligations under the preceding sentence will apply during the 12-Month Post-Termination Period only (i) with respect to a non-legal function in which Employee would not be engaged in the practice of law and/or (ii) if Employee ceases to be subject to Virginia’s Rules of Professional Conduct (or successor rules applicable to attorneys licensed in Virginia) and the attorney professional conduct rules of any other jurisdiction applicable to Employee.

In addition, Employee agrees that for as long as he is employed by SGS and during the 12-Month Post-Termination Period he shall not (i) interfere with the employment relationship between SGS (together with the corporate affiliates of SGS) and its other employees by soliciting any of such individuals to participate in independent business ventures; or (ii) solicit, in connection with any business of the type and character engaged in and competitive with that conducted by SGS, any current or former customers of SGS (or its corporate affiliates).

Employee agrees that, in consideration of the promises and mutual covenants contained herein, the territorial, time and scope limitations set forth in this Section 5 are reasonable and are required for the protection of SGS, and that such limitations should be enforced by a court notwithstanding the fact that such limitations might otherwise be deemed unreasonable. However, if any such territorial, time or scope limitation is nonetheless deemed to be unreasonable by a court of competent jurisdiction, Employee and SGS agree to the reduction of any such limitation to such area, period or scope as the court shall deem reasonable under the circumstances.

Section 6. Binding Effect

This Agreement shall bind and inure to the benefit of SGS and its successors and assigns and Employee and his heirs, executors, administrators and personal representatives.

Section 7. Severability

If it shall be determined at any time by a court of competent jurisdiction that any term or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and the parties agree that such term or provision determined to be invalid or unenforceable may be amended by the court to make such term or provision valid and enforceable, and the said term or provision as so amended shall be enforceable between the parties to the same extent as if such amendment had been made prior to the date of the alleged breach of said term or provision.

Section 8. Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

Section 9. Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.

Section 10. Acknowledgment

EMPLOYEE, BY HIS SIGNATURE BELOW, ACKNOWLEDGES THAT HE HAS READ AND UNDERSTOOD THIS AGREEMENT AND THAT HE HAS HAD THE OPPORTUNITY TO RECEIVE INDEPENDENT LEGAL ADVICE WITH RESPECT TO THE MEANING AND LEGAL EFFECT HEREOF.

Section 11. Counterparts

This Agreement may be simultaneously executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, SGS, by its duly authorized representative, and Employee have executed this Agreement as of the date and year first above written.